Exhibit 1.01

TERMS AGREEMENT

January 23, 2006

Citigroup Funding Inc.

388 Greenwich Street, 38th Floor

New York, New York 10013

Attn: Treasury Capital Markets

Ladies and Gentlemen:

We understand that Citigroup Funding Inc., a Delaware corporation (the “Company”), proposes to issue and sell $76,750,000 aggregate principal amount of its 9% Equity LinKed Securities (ELKS®) Based Upon the Common Stock of Newmont Mining Corporation Due February 8, 2007 (the “ELKS”). The payments due under the ELKS will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 7,675,000 ELKS for an amount equal to $75,023,125 (97.75% of the aggregate principal amount). The Closing Date shall be January 26, 2006 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The ELKS shall have the following terms:

Title:	9% Equity LinKed Securities (ELKS®) Based Upon the Common Stock of Newmont Mining Corporation Due February 8, 2007

Maturity:	February 8, 2007

Coupon:	Each ELKS will pay a total coupon of $0.93 in cash in two separate semi-annual installments payable in part on each of two separate Coupon Payment Dates. The first coupon of $0.48 will be composed of $0.2491 of interest and a partial payment of an option premium in the amount of $0.2309. The second coupon of $0.45 will be composed of $0.2335 of interest and a partial payment of an option premium in the amount of $0.2165.

Maturity Payment:	Holders of the ELKS will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement dated January 23, 2006 relating to the ELKS)

Coupon Payment Dates:	August 8, 2006 and February 8, 2007

Regular Record Dates:	August 3, 2006 and February 5, 2007

Initial Price To Public:	100% of the principal amount thereof, plus accrued interest from January 26, 2006 to date of payment and delivery

Redemption Provisions:	The ELKS are not redeemable by the Company prior to maturity

Trustee:	The Bank of New York

Indenture:	Indenture, dated as of June 1, 2005

All the provisions contained in the document entitled “Citigroup Funding Inc. – Debt Securities—Underwriting Agreement Basic Provisions” and dated May 3, 2005 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

Basic provisions varied with respect to this Terms Agreement:

(a) In Section 1, insert the following:

(c) As of 4:00 p.m. on January 23, 2006, the Preliminary Final Prospectus dated December 13, 2005, including the documents incorporated by reference therein, considered together with the amount, the public offering price, the annual interest rate and the amount of each coupon payment, the delivery date and the maturity date of the Securities, each as set forth on the front cover of the Final Prospectus, and the initial share price, the trading price of Newmont Mining common stock equal to approximately 77.5% of the initial share price and the exchange ratio, as set forth under the heading “Summary Information—Q&A” in the Final Prospectus (except as to the financial statements or other data of a financial or statistical nature contained therein), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) in Section 5, insert the following:

(i) Each of the Company and the Guarantor represents and agrees that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Representative, and each of the Underwriters, severally and not jointly, represents and agrees with the Company and the Guarantor that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company and the Guarantor, it has not made and will not make any offer relating to the Securities that would constitute an issuer free writing prospectus as defined in Rule 433 under the Act (“Issuer Free Writing Prospectus”) or that would otherwise constitute a free writing prospectus as defined in Rule 405 under the Act (“Free Writing Prospectus”) required to be filed by the Company or the Guarantor with the Commission or retained by the Company or the Guarantor under Rule 433 under the Act.

(c) delete the text of Section 6(b) (including subsections (i) through (x)) and insert in lieu thereof the following:

(b) The Company and the Guarantor shall have requested and caused the counsel for the Company and the Guarantor to have furnished to the Representative an opinion, dated the Closing Date and addressed to the Representative, to the effect set forth in Annex A hereto.

(d) in the tenth line of Section 8(a), delete “or the Final Prospectus” and insert in lieu thereof “, the Final Prospectus or any Issuer Free Writing Prospectus”

The Underwriter hereby agrees in connection with the underwriting of the ELKS to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

Michael S. Zuckert, Esq. is General Counsel, Finance and Capital Markets of the Guarantor and legal counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

Please accept this offer no later than 9:00 p.m. on January 23, 2006, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated January 23, 2006, to purchase the ELKS on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Richard T. Chang
Name:	Richard T. Chang
Title:	Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name:	Geoffrey S. Richards
Title:	Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer

ANNEX A

Form of Company Opinion to the Underwriters

(i) each of the Company and the Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and conduct its business as described in the Prospectus;

(ii) each of the Company and the Guarantor is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases substantial properties or in which the conduct of its business requires such qualification and the failure to so qualify would have a material adverse effect on the Company or the Guarantor, as applicable;

(iii) the Indenture has been duly authorized, executed and delivered by the Company and the Guarantor, has been duly qualified under the Trust Indenture Act and constitutes a legal, valid and binding instrument enforceable against the Company and the Guarantor in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv) the Securities have been validly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and delivered as contemplated by the Agreement and by the Indenture, will be validly issued and outstanding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture (subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law) and conform in all material respects to the description thereof in the Prospectus and any “issuer free writing prospectus” (as defined in Rule 433 under the Act);

(v) the Guarantee has been duly authorized and constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law);

(vi) the Indenture conforms in all material respects to the description thereof in the Prospectus;

(vii) the Terms Agreement (including the provisions of this Agreement) has been duly authorized, executed and delivered by the Company and the Guarantor;

(viii) no consent, approval, authorization, filing with or order of any court or governmental agency or body is required for the consummation by the Company and the Guarantor of the transactions contemplated herein or in the Indenture, except such as have been obtained under the Act and the Trust Indenture Act and such as may be required under the securities or blue sky laws of any jurisdiction in connection with the sale of the Securities;

(ix) The execution, delivery and performance of the Indenture and the Terms Agreement (including the provisions of this Agreement) and the issuance and sale of the Securities in compliance with the terms and provisions thereof, will not result in a breach of any of the terms and provisions of, or constitute a default under, any of the agreements or instruments of the Company and the Guarantor, as the case may be, filed by the Guarantor with the Securities and Exchange Commission as exhibits to the Registration Statement and to its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (iii) Current Reports on Form 8-K filed from January 14, 2005 to the Closing Date; (iv) registration statement on Form S-3 (Registration No. 333-117615); (v) registration statement on Form S-3 (Registration No. 333-126744); and (vi) registration statement on Form S-3 (Registration No. 333-106510), or result in a violation of the charter or By-Laws of the Guarantor or any of its material subsidiaries, including the Company, or any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Guarantor or any of its material subsidiaries, including the Company, or any of their properties; provided, however, that no opinion is expressed in this paragraph with respect to (i) the rights to indemnity and contribution contained in the Terms Agreement (including the provisions of this Agreement), which may be limited by federal or state securities laws or the public policy underlying such laws; or (ii) any state securities or blue sky laws;

(x) such counsel has no reason to believe that as of 4:00 p.m. on the date of the Terms Agreement, the Preliminary Final Prospectus, subject to completion, dated December 13, 2005, including the documents incorporated by reference therein (except as to the financial statements or other data of a financial or statistical nature contained therein, as to which no opinion is expressed), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(xi) the Registration Statement was declared effective under the Act, and, to the knowledge of such counsel, no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been instituted or are pending or have been communicated by the Commission to the Company as being contemplated by it under the Act. The Registration Statement, as of its effective date, and the Final Prospectus, as of its date and as of the Closing Date, comply as to form in all material respects with the requirements of the Act, the Exchange Act and the Trust Indenture Act and the applicable rules and regulations thereunder (except as to the financial statements or other data of a financial or statistical nature or the Statements of Eligibility (Forms T-1) under the Trust Indenture Act of the Trustee, as to which no opinion is expressed); and such counsel has no reason to believe that the Registration Statement, as of its most recent effective date determined pursuant to Rule 430B(f)(2) under the Act, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Final Prospectus, as of its date or on the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (except as to the financial statements or other data of a financial or statistical nature, as to which no opinion is expressed). The description in the Registration Statement and the Final Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel does not know of any legal or governmental proceedings required to be described in the Final Prospectus which are not described as required or of any contracts or documents of a character required to be described in the Registration Statement or the Final Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

In rendering such opinion, such counsel may rely (i) as to matters involving the application of laws of any jurisdiction other than the State of New York or the Federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Underwriters and (ii) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and the Guarantor and public officials. References to the Final Prospectus in this paragraph (b) shall also include any supplements thereto at the Closing Date.